Exhibit 99.1

Proteostasis Therapeutics Announces Positive Phase 2 Topline Results from Proprietary CFTR

Modulator Combinations in F508del Homozygous Cystic Fibrosis Patients

PTI Triple Combination which Includes First-in-Class Amplifier Outperformed

PTI Double Combination of a Proprietary Corrector and Potentiator

Launching Two Registrational Studies in 2020 - the MORE Trial in the Common Genotype and the

CHOICES Trial in Rare Genotypes

Company to Host Conference Call and Webcast Today at 8:30 AM ET

BOSTON, Mass. – December 17, 2019 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF), today announced positive topline results from the Company’s global, multicenter, randomized, placebo-controlled, 28-day, Phase 2 study evaluating its proprietary cystic fibrosis transmembrane conductance regulator (CFTR) modulator combinations in F508del homozygous and heterozygous CF subjects 18 years of age and older.

The trial is designed to assess the efficacy, safety and tolerability of PTI’s once-daily proprietary combinations, 300 mg of dirocaftor (PTI-808) and 600 mg of posenacaftor (PTI-801), with or without 10 mg of nesolicaftor (PTI-428), or placebo, over a four week treatment period. A total of 28 F508del homozygous and 40 F508del heterozygous subjects were enrolled into the doublet, triplet or placebo arms. The compounds were generally well tolerated and the majority of reported adverse events were mild to moderate in severity. Most subjects enrolled in the Phase 2 study carried a high disease burden, with over 80 percent of subjects trying and failing to enroll into trials of currently approved modulators due to ineligibility.

Homozygous subjects receiving the triple combination experienced a mean absolute improvement in ppFEV1 of 8 percentage points over pooled placebo at day 28 (p ≤ 0.01, 95% CI 3, 12; n=11). Improvements in lung function were the highest in high disease burden subgroups, predefined as subjects with ppFEV1 <70 at baseline (+10 ppFEV1, n=9), subjects with at least 2 pulmonary exacerbations within 12 months prior to study (+12 ppFEV1, n=5) and poor responders to prior CFTR modulators (+12 ppFEV1, n=7). Sweat chloride concentration in homozygous subjects receiving dirocaftor, posenacaftor and nesolicaftor demonstrated a mean improvement of -29 mmol/L at day 28 (p < 0.0005, 95% CI -42, -16; n=11) compared to pooled placebo.

In the homozygous population, the magnitude of the improvements in the ppFEV1 and sweat chloride concentration at day 28 with the dirocaftor, posenacaftor and nesolicaftor were higher than those observed in subjects receiving the double combination of dirocaftor and posenacaftor. These observations highlight the contribution of nesolicaftor to the overall efficacy of the triple combination.

In PTI’s first clinical study with F508del heterozygous population, 40 subjects with at least 26 different genotypes were enrolled. As expected, given the mechanism of action of CFTR modulators, a broad range of ppFEV1 and sweat chloride responses were observed in these subjects. For those on active treatment, ppFEV1 responses ranged from -13 to +20 and sweat chloride concentration responses ranged from +12 mmol/L to -79 mmol/L. Changes in sweat chloride concentration were statistically significant (p<0.01).

Responder rate, defined as ppFEV1 improvement of 5 percentage points or more, was three times as high in subjects who received active vs. placebo. Mean changes in ppFEV1 were not statistically significant in the heterozygous population.

“Evidenced by the variability of subject response and tolerability to currently approved CFTR modulators, it remains clear that the CF community is in need of additional CFTR modulator options. The latest data from the dirocaftor, posenacaftor and nesolicaftor combination suggests that, even in a population with high disease burden and including subjects who were not eligible for studies of currently approved CFTR modulators, this triple combination demonstrated remarkable outcomes across key study endpoints and performed well in the most challenging disease settings, including those subjects with at least two pulmonary exacerbations within 12 months prior to study entry.” said Jennifer Taylor-Cousar, M.D., M.S.C.S., Professor of Medicine and Pediatrics, and Co-Director and CF Therapeutics Development Network Center Director of the Adult CF Program at National Jewish Health. “I look forward to the upcoming MORE and CHOICES pivotal studies, and to seeing people with CF potentially benefit from a broader treatment armamentarium.”

Based on these results, the Company is planning to launch a global, Phase 3, randomized, placebo-controlled, MORE trial (Modulator Options to RestorE CFTR study) in CF subjects with the common F508del homozygous mutation, beginning in 2020. The MORE trial complements the CHOICES trial (Crossover trial based on Human Organoid Individual response in CF - Efficacy Study), which is designed to evaluate the translation of organoid ex-vivo response to potential clinical benefit in patients with rare mutations. CHOICES, which is also expected to initiate in 2020, will be the first ever personalized medicine-based study in CF.

“We look forward to advancing our triple combination into a pivotal study next year, while simultaneously pursuing a personalized medicine clinical and regulatory pathway together with the HIT-CF funded through the European Commission Horizon 2020 program. We are very grateful to the patients, their families and healthcare providers who have supported PTI in our pursuit of delivering more choices to people with CF and to providing the benefit of CFTR modulators to all, regardless of mutation status,” said Geoffrey Gilmartin, M.D., M.M.Sc., Chief Medical Officer of Proteostasis.

Conference Call and Webcast

Proteostasis will hold a conference call and accompanying webcast today, December 17, at 8:30 a.m. ET to discuss the data announced today. The conference call can be accessed by dialing (844) 534-7315 from the United States or (574) 990-3007 from outside the United States and referring to conference ID 4291402. A live webcast and accompanying slide presentation will be available on the Investor Events page in the Investors & Media section of the company’s website, www.proteostasis.com. A replay of the webcast will be available on the company’s website shortly after the conclusion of the conference call.

About Dirocaftor (PTI-808), Posenacaftor (PTI-801) and Nesolicaftor (PTI-428)

Nesolicaftor (PTI-428) is an investigational CFTR amplifier in development for the treatment of CF in patients with at least one F508del mutation in the CFTR gene, as part of PTI’s proprietary triple combination regimen that includes dirocaftor (PTI-808), a novel potentiator, and posencaftor (PTI-801), a third-generation CFTR corrector. Posencaftor received Fast Track Designation from the U.S. Food and Drug Administration (FDA). In May 2019, nesolicaftor received Orphan Drug Designation (ODD) from the European Commission (EC). In addition to ODD from the EC, nesolicaftor has ODD, Breakthrough Therapy Designation and Fast Track Designation from the FDA.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the potential of our proprietary combination therapies for the treatment of CF, the potential benefit to patients of our proprietary combination therapies, expected timing of patient enrollment in, data from, the completion of, our clinical studies and cohorts for our clinical programs, including our planned Phase 3 program and initiation of a registrational or pivotal study. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility that FDA or other regulatory agency comments delay, change or do not permit trial commencement, or intended label, or the FDA or other regulatory agency requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials in a competitive clinical environment, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in the endorsement, if any, by therapeutic development arms of CF patient advocacy groups (and the maintenance thereof), and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com